Exhibit 99.1

Universal Gold Mining Corp. Announces Promising Initial Metallurgical Results on Toldafria Samples

August 19, 2010 (NEW YORK, NEW YORK): Universal Gold Mining Corp. (OTCBB: UGDM.OB) ("Universal Gold" or "the Company") announced initial metallurgical results on samples from the Toldafria property near the city of Manizales in the Department of Caldas, Colombia.   Universal Gold has the right to earn a 50% interest in the Toldafria project through the expenditure of $8 million over the next three years.

Mr. David Cather, C.Eng., and Mr. Andrew Neale, P.Eng., members of the Company’s Board of Directors, visited the Toldafria exploration property on July 31, 2010 to review with the operator of the project, Core Values Mining and Exploration Company (“CVME”), the progress of the ongoing exploration program and on-site sample handling, documentation and storage procedures.

To date, approximately half of the estimated 10 kilometers of historical underground workings on the Toldafria property have been sampled using conventional 5-meter channel sampling techniques.  CVME has built an exploration base camp and secured sample storage facility at the site.  A January 2010 assessment by Gustavson Associates asserted that sample logging, splitting and storage procedures at the site meet industry accepted standards.  Gustavson Associates recently tabled an NI 43-101 compliant report which concluded that the Toldafria property holds an inferred gold resource of 614,000 ounces at a cut-off grade of 0.3 grams/metric ton.

Recently, the metallurgical testing laboratory Resource Development Inc. (“RDi”) of Wheat Ridge, Colorado, received and assayed 20 composites, each weighing 10-20 kg, from the Toldafria property .  RDi reported gold grades ranging from 0.13 g/t to 23.6 g/t and silver grades ranging from below detectable limits to 28.9 g/t.  Sub-samples of each composite were stage crushed and ground to 80% -48 mesh (295 microns).  Each ground sample was processed in a 3.5 inch diameter laboratory scale KC-MD3 Knelson Concentrator with the Knelson concentrates re-processed over a Model 60 Gemini Concentration Table.  The average overall gold recovery (combined Knelson and Gemini gold recovery) as reported by RDi was 69% at the 80% -48 mesh grind.

A single composite sample is being shipped to the Met-Solve Laboratory in Burnaby, British Columbia for additional metallurgical test work and optimization of the gold recovery results recorded to date.

Next steps on the Exploration Program

More than 200 channel samples from the historical underground mine workings have been taken since April 2010 when Gustavson Associates published the NI 43-101 resource statement, of which 162 have been sent for assay in Medellin.  Other samples are being prepared for shipment while channel sampling continues in the over 4 kilometers of workings yet un-sampled.  Upon completion, the Company will make a further announcement regarding the results and commission an updated NI 43-101 report.

The Company believes that progress of the exploration program will be greatly facilitated by the completion of a 4 kilometer access road to the main camp at Toldafria.  A contract for the construction of the road has been awarded and its completion is scheduled for early November 2010.  This will enable drill rigs to be mobilized to carry out further exploratory investigation of the gold mineralization, both along strike, laterally and at depth.  Prior to that, the Company expects surface trenching will be performed with the goal of confirming gold mineralization above the existing inferred resource.

Forward Looking Statements:

Certain statements in this news release are forward-looking statements, which are subject to certain risks and uncertainties.  Words such as "expects,” "intends,” "plans,” "may,” "could,” "should,” "anticipates,” "likely,” "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  There can be no assurance that the Toldafria prospect will be successfully acquired by CVME and any property interests therein earned by or, if earned, received by the Company.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the company, including, but not limited to, the Company's ability to identify corporate acquisition and/or joint venture opportunities, to establish the technical and managerial infrastructure and to raise the required capital to take advantage of, and successfully participate in, any such opportunities, future economic conditions, political stability and metals prices.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the company with the U.S. Securities and Exchange Commission.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For More Information please visit www.universalgoldmining.net or
Email: info@universalgoldmining.net or
Phone: 604- 608-0223